Exhibit 10.2

EXECUTION VERSION

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (this “Agreement”) is dated and made effective as of July 22, 2024 (the “Effective Date”) by and between Muvico, LLC, a Texas limited liability company (“Owner”), Centertainment Development, LLC (“CDL”), and American Multi-Cinema, Inc. a Missouri corporation (together with its Affiliates (other than CDL and its subsidiaries, including Owner), “AMC”). AMC, CDL and Owner are sometimes referred to in this Agreement, collectively, as the “Parties” and each individually as a “Party.” Defined terms used in this Agreement but not otherwise defined herein have the meanings ascribed to them on Schedule I hereto.

RECITALS

A.	This Agreement is made and entered into in connection with the closing of the transactions contemplated by that certain Asset Transfer Agreement (“ATA”), dated as of July 22, 2024, by and among, AMC, Owner and CDL.

B.	Owner owns or leases each of the movie theatres set forth on Schedule II (collectively, the “Theatres” and each a “Theatre”).

C.	AMC has substantial experience in the operation of movie theatres.

D.	Owner desires to engage AMC to manage and operate each Theatre on its behalf subject to the terms and conditions set forth in this Agreement.

E.	CDL and Owner desire to engage AMC to provide general management services on their behalf subject to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE 1

MANAGEMENT SERVICES

1.1.	Provision of Management Services. Owner hereby engages AMC, on an exclusive basis, to manage each Theatre and to provide the Management Services, and CDL hereby engages AMC, on an exclusive basis, to provide the General Management Services, in accordance with this Agreement, and AMC hereby accepts such engagements. AMC is hereby vested with full authority and responsibility for the management of the Theatres and is empowered to take all such actions, do all such things and execute and enter into all such contracts, agreements, leases, licenses, instruments, commitments, undertakings and understandings (collectively, “Contracts”) in this regard, on behalf of and in the name of Owner, as AMC may, in its sole discretion, deem necessary or desirable for such purpose. For the avoidance of doubt, it is agreed that AMC shall have the responsibility and authority to make all decisions with respect to the day-to-day, ordinary course of business operations of each Theatre. This Section shall be subject to and limited by any provision of this Agreement reserving specific rights to Owner or limiting AMC’s authority.

1.2.	Standards for Provision of Management Services; Cooperation.

(a)	AMC shall provide the Management Services using a standard of care, with respect to each Theatre, no less than the higher of: (i) in a manner consistent with the past management and practice of performing such services to such Theatre and (ii) in a timely and competent manner using such diligence and care as may reasonably be expected of an experienced theatre operator performing services comparable to those to be performed under this Agreement, but no less than a reasonable degree of diligence and care and shall fulfill its duties hereunder employing quality, operational and other standards that are at least as high as those employed in connection with the operation of similar theatres owned and/or operated by or on behalf of AMC and in connection with the general management of AMC (the “Standard of Care”). Without limitation the foregoing, AMC shall not incur or cause Owner to incur Owner Expenses (as defined below) in a manner inconsistent, in any material respect, with the fees and expenses incurred by or allocated to similarly situated theatres owned and/or operated by or on behalf of AMC. AMC shall furnish and pay for all labor, materials, services, equipment and any other resources necessary to provide the Management Services and meet its obligations under this Agreement.

(b)	Owner will consult with AMC and provide such cooperation as is needed from time to time in connection with the provision of the Management Services hereunder and shall refrain from any activities that would result in unreasonable interference with the provision of such Management Services.

(c)	AMC shall use reasonable best efforts to ensure that all Parties obtain and maintain any and all permits, licenses and approvals necessary for the lawful operation of each Theatre and the lawful provision of the Management Services in accordance with this Agreement. AMC shall not be obligated or required to perform those obligations under this Agreement for which it does not have the right to use or access to any permit, license, asset or right necessary for it to lawfully perform such obligation; provided that AMC shall notify Owner promptly of any such inability to so perform and shall use reasonable efforts to secure such permit, license, asset or right as promptly as practicable. As of the Effective Date, and except as would not reasonably be expected to have a material adverse effect on the operation of the Theatres, AMC represents and warrants that, to its knowledge, it has all permits, licenses, assets and rights necessary to perform the Management Services hereunder.

(d)	AMC shall use reasonable best efforts to (i) allow each Theatre to participate in AMC’s global purchasing and other commercial contracts, including contracts pursuant to which AMC has access to, and rights to publicly perform and display film or other media content, contracts related to food and beverage, contracts related to in-Theatre advertising and other vendor-, access- or content-related contracts (collectively, the “Global Contracts”) and (ii) obtain for each Theatre the benefits with respect to, and terms for, the supply of goods and services to and by each Theatre, in each case comparable with, and no less favorable than, the terms that AMC is able to obtain for theatres owned and/or operated by or on behalf of AMC. AMC will not charge any markup on goods or services procured for any Theatres. Any Owner Expenses that are allocated to the Theatres other than those directly tied to goods or services delivered to the Theatres, shall be allocated in an equitable manner consistent with the method used to allocate such expenses to other theatres owned and/or operated by or on behalf of AMC. All economic benefits under the Global Contracts shall be equitably allocated to each Theatre based on such Theatre’s contribution in obtaining any economic benefit.

(e)	Subject to Section 10.6, Owner acknowledges that it will have no claim to the benefits of the Global Contracts after the Term (as defined below), which may result in the removal of certain vendor provided equipment from the applicable Theatre.

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(f)	AMC shall make all rent and occupancy cost payments on behalf of Theaters, and shall provide all lease administration and compliance services with respect thereto.

(g)	AMC shall recommend, in consultation with Owner, and Owner shall have the sole right to make, all real estate decisions in connection with the Theatres, including with respect to the negotiation and exercise of any lease extensions and the sale of any fee-owned Theatre.

(h)	Except as specifically authorized by Owner in writing, AMC shall not have any right to sell, convey or otherwise transfer a Theatre. Owner reserves any and all such rights. AMC shall use reasonable best efforts to cooperate with any written request from Owner relating to the ownership or disposition of a Theatre.

(i)	AMC acknowledges and agrees that, as between Owner and AMC, all right and title to property and equipment in and around the Theatres and Theatre properties, including projectors, screens, sound systems, seats, soda machines, food and beverage service equipment and computers and technology are, unless leased from a third party, owned by Owner, and AMC has no right or title to any assets as a result of this Agreement.

1.3.	Rights of Owner. Notwithstanding anything to the contrary contained in this Agreement, Owner retains the right, at any time, with respect to any Theatre, to direct in writing AMC to, and at such written direction AMC shall:

(a)	set aside one or more screens/auditoriums for use from time to time by Owner for any lawful purpose whatsoever;

(b)	make any expenditure for an Owner Expense not provided for in the Approved Budget (as defined below), provided that such expenditure shall be considered an approved modification to the Approved Budget;

(c)	temporarily or permanently cease operation of any Theatre, provided that Owner shall remain liable for the Management Fee (as defined below) during any such cessation of operations, unless such cessation is required as a result of AMC’s acts or omissions; and

(d)	not pay an Owner Expense that would otherwise be due, provided that in such event Owner shall indemnify and defend AMC against any Losses (as defined below) resulting from such direction. Notwithstanding the foregoing, Owner shall not have the right to direct AMC not to pay any Owner Expense which AMC is obligated to pay (e.g., wages to a Theatre-Level Employee (as defined below), or payments under AMC Contracts).

1.4.	Actions Requiring Prior Written Consent of Owner. Notwithstanding anything to the contrary contained in this Agreement, AMC shall not, unless specifically authorized by Owner in writing, take any of the following actions:

(a)	incur or commit to incur on behalf of Owner any capital expenditure other than in accordance with an Approved Budget; provided, however, that nothing in this Agreement shall be construed to prohibit AMC from making emergency repairs necessary to prevent imminent damage to the assets, properties or premises of any Theatre or to remedy situations creating a risk of serious bodily injury to the customers or employees of any Theatre;

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(b)	incur or commit to incur on behalf of Owner any extraordinary, non-recurring expenditure in excess of $100,000 that was not provided for in an Approved Budget for a Theatre (including any contingency with respect thereto), it being agreed that for any such expenditure in excess of $50,000 that was not provided for in an Approved Budget for a Theatre (including any contingency with respect thereto), AMC shall promptly notify Owner of such incurrence or commitment upon Owner’s request if Owner is not an Affiliate of AMC at such time;

(c)	enter into on behalf of Owner any transaction or Contract that is neither contemplated by this Agreement, an Approved Budget, nor reasonably related to the management of the Theatres;

(d)	enter into on behalf of Owner any Contract with a term that extends beyond that of this Agreement;

(e)	set prices at any Theatre at levels greater than the prices for equivalent goods and services at other theatres owned and/or operated by or on behalf of AMC of similar quality in the same trade area as any Theatre;

(f)	incur, guarantee, grant any security interest in respect of, or otherwise become liable for any indebtedness for borrowed money, letters of credit, notes, bonds, mortgages or similar Contracts or lease obligations that are required to be treated as capitalized leases in accordance with GAAP, except to the extent permissible under the Debt Documentation;

(g)	agree to subject the assets of Owner to any lien or encumbrance other than liens and other encumbrances arising by operation of law, except to the extent permissible under the Debt Documentation; or

(h)	enter into, amend, modify or terminate any Global Contract in a manner that would reasonably be expected to have a disproportionate negative impact on the Theatres in relation to the other theatres owned and/or operated by or on behalf of AMC.

1.5.	In-Theatre Advertising Services. Without limiting Section 1.2(d) and in furtherance thereof, the Parties agree that each Theatre shall be a participating theatre under AMC’s exhibitor services agreements with National CineMedia, LLC (“NCM”) or Screenvision Exhibition, Inc. (“SVE”), as applicable, covering the exclusive right to provide on-screen advertising and other in-theatre advertising services, which, for the avoidance of doubt, constitutes a Global Contract. Owner acknowledges that the revenue received by each Theatre under the AMC-NCM/SVE agreements may be less than the revenue such Theatre could have received under an agreement with another advertising services provider or an agreement with NCM or SVE that another theatre operator could obtain.

1.6.	Compliance with Leases and Existing Contracts. Each of the Parties acknowledges that it is familiar with the real property leases associated with each Theatre (collectively, the “Leases” and each a “Lease”) and the other existing Contracts relating to the operation of the Theatres (the “Existing Contracts”). In providing the Services, AMC shall comply in all material respects with and shall not violate in any material respect the terms of each Lease or Existing Contract, and Owner shall not direct AMC to take any action that would result in any such material non-compliance with or material violation of any Lease or Existing Contract.

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ARTICLE 2

STAFFING SERVICES

2.1.	Provision of Staffing Services. Owner hereby engages AMC, on an exclusive basis, to provide the Staffing Services at each Theatre in accordance with the terms of this Agreement and AMC hereby accepts such engagement.

2.2.	Standards for the Provision of Staffing Services; Cooperation.

(a)	AMC shall provide the Staffing Services in accordance with the Standard of Care. Nothing in this Agreement shall prevent or restrict AMC or any third party operating a Theatre on behalf or at the direction of AMC from terminating the employment or engagement of any of its employees, agency workers, consultants, contractors or other workers at any time, provided that AMC complies with its obligation to provide Staffing Services hereunder. Subject to the last sentence of Section 2.3(a) and Section 5.2, AMC shall furnish and pay for all labor, materials, services, equipment and any other resources necessary to provide the Staffing Services and meet its obligations under this Agreement.

(b)	Owner will consult with AMC and provide such cooperation as is necessary from time to time in connection with the provision of the Staffing Services hereunder and shall refrain from any activities that would result in unreasonable interference with the provision of such Staffing Services.

2.3.	AMC as Employer.

(a)	The Parties hereto agree that AMC or a third party acting on behalf or at the direction of AMC, will recruit (including performing background checks in accordance with past practice and as permitted by applicable Law), employ, train and supervise any and all employees necessary to enable AMC to provide the Services hereunder. AMC or a third party acting on behalf or at the direction of AMC, will be responsible for (i) making all determinations related to employees, including determinations with respect to wages, salaries, fringe benefits and other compensation, employment duration, the assignment of duties and the negotiation and settlement of labor disputes, (ii) making all payments in connection with the compensation of employees, collecting and remitting any and all payroll taxes or other withholdings in connection therewith and filing any and all tax returns as are required with respect to such taxes and (iii) procuring and maintaining adequate workers’ compensation insurance as may be required by Law. All employment expenses outlined herein with respect to employees whose primary place of work is at a Theatre or whose primary responsibility is related to a Theatre (and not, for clarity, AMC or any other theatres operated thereby) (such employees, the “Theatre-Level Employees”) shall be Owner Expenses.

(b)	AMC will use its commercially reasonable efforts, and shall cause any third party acting on its behalf or at its direction to use commercially reasonable efforts to employ persons in such numbers and of such skill levels as are comparable in number and skill level to the persons AMC or a third party acting on behalf or at the direction of AMC employs in connection with the operation of similarly situated theatres owned and/or operated by or on behalf of AMC.

(c)	The Parties hereto agree that Owner shall have no liability to any of the employees hired by AMC or by any third party acting on behalf or at the direction of AMC.

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ARTICLE 3

FINANCIAL INFORMATION, ACCESS AND CONSULTATION

3.1.	Maintenance of Books and Records. AMC shall keep proper financial books and records of the operations of all Theatres and the overall businesses of Owner and CDL during the Term. Such books and records shall be prepared and maintained in accordance with GAAP and good business practices and shall be sufficiently detailed to enable the statements of operations, balance sheets and statements of cash flows to be prepared from time to time for all Theatres, Owner and CDL.

3.2.	Quarterly and Monthly Financial Reporting. AMC shall, within forty-five (45) days after the end of each Fiscal Quarter ending after the Effective Date, furnish to Owner financial reports for CDL and Owner on a consolidated basis, a statement of operations, balance sheet and a statement of cash flows for the Theatres on a consolidated basis and such other materials as are required under the Debt Documentation. Upon Owner’s reasonable request, AMC shall generate and make available to Owner reports reflecting customary operating metrics of each Theatre on a monthly basis, including revenues (including food and beverage revenues per patron), operating costs, attendance of patrons at the Theatres, average ticket price and screen count, on each case, in a manner consistent with the past management practice of such Theatre. Additionally, upon written request, AMC shall provide to Owner any other financial statements, operating metrics and any other information reasonably requested by Owner in form and substance satisfactory to Owner and consistent with such statements, metrics and other information provided with respect to other theatres owned and/or operated by or on behalf of AMC on a quarterly (within forty five (45) days after the end of the quarter) or annual (within ninety (90) days after the end of the year) basis, as applicable.

3.3.	Inspection Rights. Subject to any requirements of applicable Law and the terms and conditions of any applicable Contract, Owner shall be entitled, upon reasonable notice, to inspect and obtain copies of all books, records and other documents relating to any Theatre under the control of AMC, including the Global Contracts, financial operating costs, financial accounting, information related to customers and suppliers, and information on all other systems and assets, including any booking platforms and software, used in connection with or related to the Theatres and the provision of services by AMC hereunder. Upon receipt of such notice, AMC shall process such access and/or information request promptly; provided, that the frequency, manner and duration of such inspections shall be without undue hindrance to the proper conduct of the operations of the applicable Theatre or the activities of AMC, its employees, agents and independent contractors and any third party acting on behalf or at the direction of AMC. Any out-of-pocket expenses incurred by the Parties in connection with any such inspections shall be the sole cost and expense of the Owner, unless such inspection is requested as a result of a breach of this Agreement by AMC. This Section 3.3 shall survive for a period of one (1) year following the termination of this Agreement.

3.4.	Year-End Financials. In addition to any applicable reports provided in accordance with Section 3.2, within ninety (90) days after the end of each Fiscal Year ending after the Effective Date, annual statements of operations, balance sheets and statements of cash flows of CDL and Owner on a consolidated basis shall be prepared by AMC and delivered to Owner.

3.5.	Notice of Claims and Proceedings. AMC shall promptly notify Owner upon becoming aware of any material claims against or commencement of any Proceedings involving any Theatre.

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3.6.	Operating Reports; Meetings. Upon Owner’s reasonable request, AMC shall provide Owner reports with respect to the operations of any Theatre to the extent the requested report is readily available to AMC and in such format as AMC normally produces. In addition, AMC and Owner agree that they will make available appropriate representatives to participate in regular management meetings to be held at such times during regular business hours and at such locations (in the case of any in-person meetings) as the Parties from time to time agree. At such meetings, the Parties will discuss the financial and operational performance of any applicable Theatre, issues relating to the provision of the Services and general industry concerns or developments. In addition, the Parties agree to make appropriate representatives reasonably available between such regular meetings to discuss issues that arise from time to time in connection with the provision of the Services; provided, however, that AMC shall not be required to cause its corporate office personnel to devote an inordinate amount of time to such discussions and consultations (as compared with the amount of time ordinarily devoted to the management and operation of the other theatres owned and/or operated by or on behalf of AMC).

ARTICLE 4

BUDGETS

4.1.	Draft Annual Budgets. With respect to each Fiscal Year during the Term, and in a manner consistent with past practice, AMC shall prepare and provide to Owner, no later than the 1st day of the immediately preceding December, a proposed budget for such Fiscal Year relating to the Theatres. To the extent such information is made available or provided to other theatres owned and/or operated by or on behalf of AMC, such budget shall include operating, capital and marketing budgets, detailed buildups of assumptions and detailed management commentary.

4.2.	Approved Annual Budgets. Prior to the commencement of the Fiscal Year, Owner shall consider and comment upon the proposed budget prepared by AMC and AMC shall revise such proposed budget as mutually agreed upon with Owner (such budget, as so revised, an “Approved Budget”). If Owner fails to provide any comments on or requested changes to the proposed budget before the commencement of the Fiscal Year, the proposed budget shall automatically become the Approved Budget. In the event the Parties are unable to produce an Approved Budget prior to the commencement of the Fiscal Year, AMC shall operate under the proposed budget until such time as there is an Approved Budget. Owner approval shall not be required for adjustments to the Approved Budget where the additional costs or expenses are required by a Law that became effective after such Approved Budget was approved; provided, that AMC shall provide prompt written notice to Owner of any such Law or such additional costs or expenses.

4.3.	Operation in Accordance with Approved Budgets. The Parties acknowledge and agree that theatre operating results are subject to significant variance within a Fiscal Year and that no Approved Budget can be expected to accurately predict all such variances. Consequently, the Parties understand that actual interim operating results may vary from the Approved Budget. If AMC determines that any such interim variances are reflective of expected operating results for the remainder of the Fiscal Year and that such variances will result in a category or line item exceeding (in the case of expense) or falling below (in the case of revenue) that provided in the Approved Budget, including any contingency, for the entire Fiscal Year by more than twenty percent (20%), then AMC shall notify Owner and request that the Approved Budget for the Fiscal Year be revised in accordance with preceding section. Owner shall have the right, in its sole discretion, to approve any such revisions to the Approved Budget.

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ARTICLE 5

PAYMENT OF MANAGEMENT FEE; OPERATING EXPENSES

5.1.	Management Fee.

(a)	In consideration of the performance by AMC of the Management Services and the Staffing Services provided hereunder, (i) for the first Fiscal Year of the Term, the Owner shall pay to AMC a management fee for each Theatre in an amount equal to five percent (5%) of the Gross Revenues of such Theatre for such Fiscal Year, (ii) for the second Fiscal Year of the Term, Owner shall pay to AMC a management fee for each Theatre in an amount equal to four and three quarters percent (4.75%) of Gross Revenues of such Theatre for such Fiscal Year, (iii) for the third Fiscal Year of the Term, Owner shall pay to AMC a management fee for each Theatre in an amount equal to four and one half perfect (4.5%) of Gross Revenues of such Theatre for such Fiscal Year, (iv) for the fourth Fiscal Year of the Term, Owner shall pay to AMC a management fee for each Theatre in an amount equal to four and one quarter percent (4.25%) of Gross Revenues of such Theatre for such Fiscal Year, and (v) for each Fiscal Year of the Term thereafter, Owner shall pay to AMC a management fee for each Theatre in an amount equal to four percent (4%) of Gross Revenues of such Theatre for such Fiscal Year (the percentage of Gross Revenues for each Fiscal Year, the “MF Percentage” and the amount to be paid by Owner to AMC each Fiscal Year, the “Management Fee”). The Management Fee shall be calculated based on the MF Percentage and paid quarterly. The Management Fee is an Owner Expense.

(b)	Except as expressly provided in this Agreement, the Management Fee shall be AMC’s sole compensation for any expense or overhead incurred by AMC, and AMC shall bear and pay all costs and expenses incurred by AMC in providing the Services, including the salaries, benefits, bonuses and other compensation of corporate personnel involved in rendering Services and all corporate office or overhead expenses (together with all other corporate office and overhead expenses of AMC, the “AMC Overhead Costs”).

(c)	If at any time during the Term any financial statements of any Theatre are audited by an independent accounting firm selected by Owner, the resulting audited financial statements shall be promptly delivered to AMC. If any such audited financial statements reveal that the Management Fee paid with respect to the audited period was not properly calculated, appropriate adjustment shall be made as between the Parties. Notwithstanding the foregoing, in the event that AMC disputes any adjustment to the Management Fee that would otherwise be made based on any such audit, such dispute shall be settled by mutual agreement of the Parties or in accordance with the arbitration provisions of this Agreement prior to any such adjustment being made. For the avoidance of doubt, no such audit is required hereunder, and any such audit will be conducted at the sole expense of Owner, unless the audit reveals an overcharge of five percent (5%) or more of the Management Fee that should have been payable by Owner.

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5.2.	Owner Expenses. Subject to the other terms of this Agreement, Owner shall be responsible for the payment of all costs and expenses incurred in the ordinary course of business in the operation of each Theatre and directly attributable to such Theatre, including: (a) incurred under the Global Contracts and allocated to the Theatres in accordance with Section 1.2(d); (b) that are employment expenses with respect to Theatre-Level Employees; (c) that are service or engagement fees payable to service providers with respect to services performed exclusively at or for the benefit of a Theatre (“Theatre-Level Services”); (d) incurred to procure supplies used at a Theatre or permits and licenses used to operate a Theatre (“Theatre-Level Supplies”); (e) arising from real property transferred to Owner pursuant to the ATA, including property taxes or rental with respect to such real property (“Real Property Expenses”); and (f) expenses expressly identified in this Agreement as an Owner Expense; in each case of the foregoing, whether such costs or expenses are incurred directly by Owner or incurred by AMC in connection with the provision of the Services hereunder, including those expenses described on Schedule IV hereto (collectively the “Owner Expenses”); provided, that, the Owner Expenses shall not include any AMC Overhead Costs, and amounts payable or incurred under any Contracts related to the Reserved Operations shall be excluded from Owner Expenses (together with AMC Overhead Costs, the “Excluded Amounts”). Owner Expenses shall not be subject to any mark up by AMC. Upon Owner’s request and to the extent available or retrievable, AMC will promptly provide Owner with the original third-party invoice for a specific Owner Expense.

5.3.	Owner Funds; Payment of Owner Expenses; Distributions.

(a)	All monies advanced by Owner to fund Owner Expenses and all cash from operations of each Theatre shall be held by AMC for the benefit of Owner (the “Owner Funds”). AMC shall not be required to maintain separate bank accounts to segregate funds collected from the operation of the Theatres or each Theatre and shall be permitted to comingle such funds in its general operating accounts. AMC shall have use of the Owner Funds solely for purposes of paying Owner Expenses or being reimbursed for any Owner Expenses previously paid by AMC.

(b)	Upon the Effective Date, Owner shall deposit with AMC funds in the amount of thirty thousand dollars ($30,000) per Theatre to fund operations of each Theatre (the “Minimum Reserve”). Owner shall maintain the Minimum Reserve throughout the Term.

(c)	All amounts from time to time payable by Owner or CDL in respect of any indebtedness or other long-term or non-operating liabilities shall be paid to third parties when due directly by Owner out of revenues generated by Owner, such payments to be administered by AMC as part of the Services and payable by AMC from funds collected by it on behalf of Owners and CDL and not yet remitted to Owner in accordance with Section 5.3(e) below to the extent not caused by AMC to be paid from an account in Owner’s name. AMC shall not cause any equity distributions or other payments by CDL or Owner to AMC not contemplated by this Agreement to the extent such distributions would (a) violate any term of the Debt Documentation, or (b) result in the inability of Owner or CDL to meet their obligations as contemplated by this paragraph.

(d)	On a quarterly basis, AMC shall prepare a report setting forth in reasonable detail all Owner Expenses. In the event that Owner reasonably and in good faith questions or disputes any expense(s) on such report, Owner shall provide written notice thereof to AMC within thirty (30) days of the receipt of such report, and the Parties shall thereafter use good faith commercially reasonable efforts to resolve to their mutual satisfaction any such questions and disputes. In the event the Parties are unable to resolve any such questions or disputes, the unresolved matters will be submitted to arbitration pursuant to this Agreement.

(e)	All Available Cash shall be paid to Owner into an account in Owner’s name satisfying the requirements of the Debt Documentation, subject to any distribution by Owner and CDL permissible under the Debt Documentation, no later than (i) on a good faith, estimated basis, twenty (20) days following the end of each calendar month, and (ii) following reconciliation of the applicable monthly payments, the forty-fifth (45th) day following the end of each Fiscal Quarter. If the Available Cash is negative as of the end of a Fiscal Quarter, Owner shall deposit such additional funds with AMC to make the Available Cash equal to zero ($0) within ten (10) Business Days of the receipt of notice of the amount due. Cash in an amount equal to the retention by AMC in accordance with clauses (i) through (iv) of the definition of Available Cash shall be held by AMC as a security deposit for amounts otherwise payable by Owner and CDL hereunder, subject to mutual setoff rights in the event of breach of, or following termination of, this Agreement.

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5.4.	Payments Not Subject to Set-off. All payments made or to be made under this Agreement shall be made in full, without any deduction, withholding, set-off or counterclaim on account of any taxes or otherwise, except as expressly provided or permitted hereunder (including pursuant to Section 5.3(e) above), provided, remittances of Available Cash owing to the Owner and Owner Expenses owing to AMC may be mutually set off from time to time in the respective discretion of the Parties.

ARTICLE 6
AMC CUSTOMER PROGRAMS

6.1.	Participation. During the Term, each Theatre will be marketed and promoted as part of the AMC circuit without distinction from any other theatres owned and/or operated by or on behalf of AMC. Each Theatre shall participate in all AMC customer loyalty and similar programs on an equivalent basis with any other theatres owned and/or operated by or on behalf of AMC. Each Theatre will be allocated membership revenue received from participants in such programs and allocated expenses related to the administration, marketing or accrual of benefits under such programs in the same manner and on an equivalent basis with other theatres owned and/or operated by or on behalf of AMC. Redemptions by customers at any Theatre of loyalty program rewards will be treated as customer discounts.

6.2.	Subscription Programs. During the Term, each Theatre shall participate in AMC subscription programs on an equivalent basis with other theatres owned and/or operated by or on behalf of AMC. Subscription revenue, ticket redemptions, and film rent payable under such subscription programs shall be accounted for at and allocated to the Theatres in the same manner and on an equivalent basis with other theatres owned and/or operated by or on behalf of AMC.

6.3.	Bulk Tickets; Gift Cards. During the Term, each Theatre shall honor all redeemable tickets and gift cards issued by AMC for use at AMC-branded theatres. Redemptions at any Theatre shall be treated as cash tender and AMC shall credit the applicable Theatre with the value of the redeemable ticket or the amount of funds utilized from the gift card, as applicable. Owner shall not be entitled to any allocation of breakage revenue from AMC’s redeemable ticket and gift card programs.

ARTICLE 7

EXTRAORDINARY SERVICES

7.1.	Extraordinary Services. The Parties hereby acknowledge that the Management Services and Staffing Services to be provided by AMC hereunder relate solely to the provision of such Services as part of the day-to-day running of each Theatre in the ordinary course. If at any time Owner requests that any other services not falling within the definition of the Management Services or Staffing Services be provided in connection with the operation of any Theatre, Owner shall provide written notice of such request to AMC and AMC shall have the option, but not the obligation, to provide such additional services (hereinafter referred to as “Extraordinary Services”).

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7.2.	Extraordinary Service Fees. To the extent that AMC and Owner agree that Extraordinary Services are to be provided hereunder, additional fees shall be payable by Owner to AMC for such services as mutually agreed to by the Parties (the “Extraordinary Service Fees”). AMC shall be under no obligation to, and shall not, provide any Extraordinary Services unless and until the Parties execute a written agreement (an “Extraordinary Services Agreement”) outlining the scope of such Extraordinary Services and the Extraordinary Service Fees payable to AMC in connection therewith. An Extraordinary Services Agreement shall be attached to this Agreement and become a part hereof. All agreed upon fees and reasonable out-of-pocket costs and expenses of AMC incurred in connection with the provision of Extraordinary Services shall be reimbursed (subject to appropriate documentation) as an Owner Expense in accordance with the terms of the Extraordinary Services Agreement.

7.3.	General Management Services Excluded. This Article 7 shall not apply to General Management Services and the general corporate management of CDL and Owner, it being agreed that the fees contemplated hereunder shall be in consideration of any and all such services, whether specifically enumerated herein or otherwise.

ARTICLE 8

INTELLECTUAL PROPERTY

8.1.	Theatre Branding. Each Theatre shall be operated, marketed and branded as an “AMC” theatre at all times during the Term of this Agreement. AMC acknowledges that Owner is the exclusive owner of all AMC tradenames, trademarks (whether registered or not), and trade dress, and all other intellectual property used in or necessary for the operation of AMC theatres (collectively, the “Owner Intellectual Property”). All right, title and interest in any intellectual property rights created or arising in connection with the provision of the Management Services or any other services under this Agreement shall vest automatically in Owner. To the extent any right, title or interest in or to any Owner Intellectual Property or such other intellectual property rights vests, by operation of applicable Law or otherwise, in AMC or any of its other Affiliates, AMC hereby irrevocably assigns (and shall cause such Affiliate to irrevocably assign) to Owner all right, title and interest therein and thereto, and shall take such further actions as reasonably requested by Owner to effect, record and perfect such assignment and Owner’s interest in such intellectual property rights.

8.2.	Grant of License from Owner. Owner hereby grants to AMC, with respect to each Theatre, solely during the Term, a royalty-free, fully paid-up, non-transferable (except as set forth in Section 11.3), non-exclusive right and license to use the Owner Intellectual Property solely as reasonably necessary for the operation of each Theatre in accordance with this Agreement and for no other purpose. AMC acknowledges and agrees that (a) the license granted hereunder is non-exclusive and shall not restrict the use or licensing of the Owner Intellectual Property by Owner in any manner, (b) AMC shall not, by virtue of the operation of the Theatres, acquire any right to any of the Owner Intellectual Property, and any and all goodwill derived from AMC’s use of the Owner Intellectual Property in connection with any Theatre shall inure solely to the benefit of Owner, (c) the license to use the Owner Intellectual Property granted hereunder shall terminate upon the termination or expiration of this Agreement, and Owner shall be under no obligation to offer or extend such license for any purpose beyond such time, (d) AMC shall not, directly or indirectly, contest or dispute Owner’s ownership of the Owner Intellectual Property and (e) to ensure that AMC or any third party acting on behalf or at the direction of AMC is maintaining appropriate quality standards regarding the use of the Owner Intellectual Property in a manner consistent with the quality standards of Owner, (i) AMC shall use labeling, packaging, advertising, promotional and other items and materials which use or display Owner Intellectual Property only if and to the extent that such use has been approved by Owner, and (ii) AMC shall ensure that the quality of products and services offered at each Theatre shall at all times be at a level at least equal to the level of quality of the products and services employed at such Theatres as of the Effective Date, and otherwise subject to Owner’s review and approval.

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8.3.	Grant of License from AMC. AMC hereby grants to Owner with respect to each Theatre, solely during the Term (and, for the avoidance of doubt, during the term of any Transition Services (as defined below)), a royalty-free, fully paid-up, non-transferable (except as set forth in Section 11.3), non-exclusive right and license to use the tradenames, trademarks (whether registered or not), and trade dress, and any other intellectual property owned by AMC and used in or necessary for the operation of the Theatres, including in connection with the loyalty programs, ticketing programs, point of sale systems, and any AMC-owned information technology (the “AMC Intellectual Property”), in each case, solely as necessary for the operation of each Theatre in accordance with this Agreement. Owner acknowledges that with respect to the trademarks and services marks included in the AMC Intellectual Property, (a) any and all goodwill derived from Owner’s use of the AMC Intellectual Property in connection with any Theatre shall inure to the sole benefit of AMC, (b) Owner shall not, directly or indirectly, contest or dispute AMC’s ownership of such AMC Intellectual Property and (c) Owner shall provide that the quality of services offered at each Theatre bearing any trademarks or service marks included in the AMC Intellectual Property shall at all times be consistent in all material respects with the quality standards of AMC and that are associated with such AMC Intellectual Property.

8.4.	No Implied Rights. Nothing in this Agreement provides or implies any right for AMC or any third party acting on behalf or at the direction of AMC to use the Owner Intellectual Property except as expressly provided herein.

ARTICLE 9

INDEMNIFICATION AND INSURANCE

9.1.	Indemnification by Owner. Owner shall indemnify and hold harmless AMC and its members, managers, officers, directors, employees and other agents, representatives (the “AMC Indemnified Persons”) from, against and in respect of any and all claims, Proceedings, obligations, liabilities, liens, encumbrances, losses, damages, assessments, fines, penalties, taxes, fees, costs (including costs of investigation, defense and enforcement of this Agreement, including attorneys’ fees and disbursements), expenses or amounts paid in settlement (in each case, including reasonable attorneys’ and experts fees and expenses) (collectively, “Losses”) to the extent such Losses are incurred or suffered by the AMC Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)	any claim or Proceeding made, initiated or threatened by any Person other than a Party (a “Third Party Claim”) that relates to the provision of the Services under this Agreement exclusively for the benefit of Owner or CDL (excluding, for the avoidance of doubt, any claim or Proceeding relating to the entry into this Agreement and the Debt Documentation), the management and operation of any Theatre, or the consequences of AMC’s compliance with any directions provided by Owner relating to the operation of the Theatres, other than to the extent such Losses are caused by the gross negligence, willful misconduct, fraud or material violation of Law of AMC;

(b)	all properly incurred and invoiced Owner Expenses; or

(c)	Owner’s material breach of this Agreement.

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9.2.	Indemnification by AMC. AMC shall indemnify and hold harmless Owner and the members, managers, officers, directors, employees and other agents, representatives (the “Owner Indemnified Persons”) from, against and in respect of any and all Losses to the extent such Losses are incurred or suffered by the Owner Indemnified Persons as a result of, arising out of or directly or indirectly relating to:

(a)	any Third Party Claim that relates to the provision of the Services under this Agreement or the management and operation of any Theatre, in each case, to the extent such Losses are caused by the gross negligence, willful misconduct, fraud or material violation of Law of AMC;

(b)	any Third Party Claim brought by or on behalf of any of AMC’s employees, alleging age discrimination, sex discrimination or sexual harassment; provided that this clause (b) shall not be deemed to (i) provide for indemnification to Owner for any cost relating to employees of AMC that would otherwise constitute an Owner Expense (for example, compensation of Theatre-Level Employees in the ordinary course of business or workers compensation-related expenses) or (ii) reduce or modify the insurance obligations of AMC or Owner;

(c)	all AMC Overhead Costs;

(d)	except to the extent covered by the insurance of an Owner Indemnified Person, any bodily/personal injury (including death) or property damage resulting from AMC’s acts or omissions; or

(e)	AMC’s material breach of this Agreement.

9.3.	Insurance.

(a)	AMC shall obtain and procure property (including FF&E and personal property in each Theatre), general liability, workers’ compensation and other insurance coverages for the Theatres in amounts, with deductibles or self-insured retentions, and on terms consistent with the insurance coverages for similarly situated theatres owned and/or operated by or on behalf of AMC. All insurance policies covering the Theatres under which AMC is the primary insured, shall name Owner as an additional insured and all insurance policies covering the Theatres under which Owner is the primary insured, shall name AMC as an additional insured.

(b)	All costs and expenses of maintaining insurance in connection with the operation of the Theatres shall be Owner Expenses including the amounts of any deductibles or self-insured retentions. The costs and expenses of participating in AMC’s insurance programs shall be allocated to the Theatres in the same manner that such expenses are allocated to other theatres owned and/or operated by or on behalf of AMC.

(c)	The amount of Losses for which indemnification is available in this Agreement shall be calculated net of any amounts actually recovered by the AMC Indemnified Persons or Owner Indemnified Persons, as the case may be, under insurance policies with respect to such Losses. In the event that any indemnifying Person makes any payment under this Agreement in respect of any Losses, such indemnifying Person shall be subrogated, to the extent of such payment, to the rights of such indemnified Person against any insurer or other third Person with respect to such Losses.

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ARTICLE 10

TERM AND TERMINATION

10.1.	Term of Agreement. This Agreement shall commence on the Effective Date and shall continue in full force and effect for a period of ten (10) years (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for additional one (1) year periods on the anniversary of the Effective Date unless a Party provides to the other Parties written notice of non-renewal within ninety (90) days prior to the end of the then-current term (each a “Renewal Term” and together with the Initial Term, the “Term”).

10.2.	Commencement and Termination of Services.

(a)	The provision of the Management Services and Staffing Services under this Agreement shall commence on the Effective Date.

(b)	At any time after the Discharge of Owner Indebtedness, either Party may terminate this Agreement on a Theatre-by-Theatre basis, without cause for any or no reason upon ninety (90) days written notice to the other Party.

(c)	As to any specific Theatre, this Agreement shall automatically terminate and be of no further effect upon Owner’s decision to close the Theatre or Owner’s sale or other disposition of the Theatre.

10.3.	Termination for Cause. Each Party shall have the right at any time by giving notice in writing to the other Party to terminate this Agreement effective immediately, if, and only if the other Party materially breaches any of the terms or provisions of this Agreement and such breach is not cured within thirty (30) Business Days following receipt of written notice of such breach stating with reasonable particularity the provisions of this Agreement which are alleged to have been breached and the breaching Party is not making a good faith attempt to cure such breach or failure in accordance with a mutually agreed upon plan to cure such breach (and, in the case of a breach by Owner or CDL, such breach is not the result of a failure by AMC to provide services as contemplated hereby); provided, that if any of the Notes or Term Loans are then outstanding and AMC wishes to terminate this Agreement in accordance with this Section 10.3, AMC shall give notice to the applicable trustee or trustees in respect of the outstanding Notes and the Term Loans not fewer than ninety (90) days prior to such termination taking effect and an opportunity during such ninety (90)-day period for the Holders to cure, or cause to be cured, any breach giving rise to a right of termination. AMC shall reasonably cooperate with any Holders in connection with a proposed cure and, for the avoidance of doubt, if any applicable breach is in fact cured during such ninety (90)-day period, then termination on account of the applicable breach shall not be permitted.

10.4.	Termination Upon Insolvency. This Agreement may be terminated by Owner immediately and without notice in the event AMC: (a) admits in writing its inability to pay its debts generally as they become due in the ordinary course of business in accordance with their terms; (b) makes a general assignment for the benefit of creditors; (c) voluntarily commences any proceeding or files any petition seeking liquidation, court protection, reorganization or other relief under any applicable bankruptcy, insolvency, receivership or similar Law; or (d) is the subject of an involuntary proceeding or petition that is filed seeking liquidation, court protection, reorganization or other relief under any applicable bankruptcy insolvency, receivership or similar Law, which is undismissed or unstayed for sixty (60) days or an order or decree approving or ordering any of the foregoing is entered (each, a “Insolvency Event”). In the event that AMC becomes aware of any impending or threatened Insolvency Event, AMC shall promptly notify Owner and upon delivery of such notice, (i) the words “on an exclusive basis” shall be deemed to be deleted from this Agreement and no such exclusivity restriction shall be deemed to apply and (ii) at Owner’s request, for a period of up to twelve (12) months, AMC shall use reasonable best efforts to assist Owner in procuring the benefits it receives under this Agreement (including with respect to its access to each of the Global Contracts) through alternative arrangements. The foregoing sentence shall survive following the termination of this Agreement pursuant to this Section 10.4.

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10.5.	Effects of Termination or Expiration. The termination or expiration of this Agreement shall be without prejudice to the rights and duties of the Parties accrued prior to termination or expiration. The covenants, agreements, terms and conditions of this Agreement which expressly or impliedly have effect after termination or expiration shall continue to be enforceable notwithstanding termination or expiration, including any indemnification obligations herein. If this Agreement is terminated for any reason or expires, AMC shall within ninety (90) days following termination or expiration prepare final financial statements for the Theatres on a consolidated basis as of the termination or expiration date (the “Final Statements”). If the Final Statements provide for additional sums due to AMC, Owner shall pay such undisputed amounts within fifteen (15) Business Days of receipt of the Final Statements. If the Final Statements do not provide for additional sums due to AMC, AMC shall distribute any remaining Owner Funds to Owner within fifteen (15) Business Days of delivering the Final Statements. Any disputes arising out of the Final Statements or the Parties obligations upon termination or expiration shall be subject to the arbitration provisions of this Agreement. Upon termination or after expiration, AMC shall deliver to Owner all digital and print copies of books, records, Contracts and all other documents, certificates, permits, instruments, customer lists, loyalty program information, operating metrics, labor scheduling information, employee lists and any and all other information reasonably requested by Owner and used in the ordinary operations of the Theatres. Upon Owner’s written request, AMC shall provide to Owner with lists of, and contact information for, all employees and contractors, including Theatre managers, spending a majority of their time working in or on the Theatres, as sufficient to enable Owner to make offers of employment to such employees and contractors, and AMC shall waive any restriction that may prevent such employees or contractors from being hired by Owner. The Parties shall reasonably and in good faith cooperate with each other to affect an orderly transition of the operations of the Theatres including as set forth in Section 10.6.

10.6.	Transition Services. If this Agreement terminates with respect to a Theatre, in whole or in part, for any reason (including termination by AMC), Owner may require AMC, for a period of up to twelve (12) months (as determined by Owner), to: (a) continue to perform the terminated or expired Management Services and/or Staffing Services (or portion(s) thereof), including access to and participation in the Global Contracts; (b) cooperate with Owner or another supplier designated by Owner to facilitate the transfer of the Management Services and/or Staffing Services (or portion(s) thereof) to Owner or such other supplier, including providing to Owner access to all books, records and contracts, and technology used as part of the Management Services and/or Staffing Services, in each case, to the extent available and as permitted by applicable Law or the terms and conditions of the applicable Contract; and (c) perform any other services reasonably requested by Owner to transfer the provision of the terminated or expired Management Services and/or Staffing Services (or portion(s) thereof) to Owner or another supplier (the services in clauses (a) through (c), the “Transition Services”). The Transition Services shall be considered Management Services and/or Staffing Services (as applicable) and shall be performed in accordance with this Agreement. During the performance of the Transition Services, all provisions of this Agreement shall survive with respect to the Transition Services (including Owner’s obligation to pay to AMC any amounts due hereunder for the Transition Services, including the Management Fee), and the Transition Services shall be of the same quality, level of performance and scope as provided prior to termination, but not less than as required under this Agreement. Upon any expiration or termination of this Agreement, at Owner’s request, for a period of up to twelve (12) months (as determined by Owner), AMC shall use reasonable best efforts to (i) assist Owner in procuring the benefits it receives under this Agreement (including with respect to its access to each of the Global Contracts) through alternative arrangements, and (ii) assign to Owner any Contracts exclusively related to the Theatres.

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ARTICLE 11

MISCELLANEOUS

11.1.	Force Majeure. If Owner or AMC is prevented from or delayed in performing any of their respective obligations under this Agreement (other than an obligation to make payment) by Force Majeure then (a) the affected Party’s obligations under this Agreement shall be suspended for so long as the Force Majeure continues and to the extent that the affected Party is so prevented or delayed, (b) as soon as reasonably possible and in any event within five (5) Business Days after commencement of the Force Majeure, the affected Party shall notify the unaffected Party in writing of the occurrence of the Force Majeure, the date of commencement of the Force Majeure and the effects of the Force Majeure on the affected Party’s ability to perform its obligations under this Agreement, (c) the affected Party shall use its commercially reasonable efforts to mitigate the effects of the Force Majeure upon the performance of its obligations under this Agreement and (d) as soon as reasonably practicable after the cessation of the Force Majeure, the affected Party shall notify the unaffected Party in writing of the cessation of the Force Majeure and shall resume performance of its obligations under this Agreement. Notwithstanding the foregoing, AMC shall continue to operate the Theatres in accordance with this Agreement at all times to the extent possible.

11.2.	Exclusions and Limitations of Liability.

(a)	All warranties, representations, guarantees, conditions and terms, other than those expressly set out in this Agreement, whether express or implied by statute, common law, trade usage or otherwise and whether written or oral are hereby expressly excluded to the fullest extent permissible by Law.

(b)	None of the Parties shall in any circumstances be liable for any claim, whether arising in contract, tort or otherwise, for consequential (including lost profits (except to the extent recoverable as or deemed a direct damage under applicable Law), contracts, business, goodwill, income, production or accruals of any such other Party), economic, special or other indirect loss of any other Party. Provided, however, that if in connection with any Proceeding a Party is required to pay damages to a third party based on consequential, economic, special or other indirect losses of such third party, such liability for such damages shall be deemed to be a direct loss of the Party that is required to pay such amounts to such third party.

(c)	Owner acknowledges and agrees that AMC shall not have any liability to it for any Losses made, suffered or incurred by Owner as a result of (i) AMC’s complying with any directions or authorizations that are provided by Owner or (ii) if AMC reasonably requests an authorization from Owner in order to take a specified action that is not otherwise authorized under this Agreement but Owner does not provide such requested authorization, the consequences of not taking the actions that were the subject matter of such authorization request. In addition, Owner acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement, AMC shall not be required to incur any cost or make any expenditure when there are insufficient Owner Funds available or that is not contemplated by the Approved Budget then in effect and shall have no liability to Owner for any Losses made, suffered or incurred by Owner as a result of AMC not incurring any such cost or making any such expenditure or failing to take any related actions as a result thereof; provided, that AMC shall use commercially reasonable efforts to mitigate any such Losses.

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11.3.	Succession and Assignment; Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Except for transfers to Affiliates, mergers, or in connection with the sale of substantially all of its assets and business, no Party may assign or otherwise transfer either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party. The Parties shall be entitled to collaterally assign this Agreement and/or their respective rights hereunder to any lender. Nothing herein shall be construed as prohibiting AMC from entering Contracts with third parties to provide ordinary course services at any Theatre (it being understood that actions of such third parties shall be deemed to be actions of AMC hereunder and such engagement of third parties shall not relieve AMC from any obligations hereunder). Except as expressly provided herein, this Agreement is for the sole benefit of the Parties and nothing in this Agreement will give or be construed to give any person, other than the Parties, any legal or equitable rights in connection with this Agreement; provided, however, that the Trustees in respect of the Notes and each Holder are hereby made express third party beneficiaries of Article 10, this Section 11.3, and Section 11.8 of this Agreement. Any purported assignment in breach of this provision shall be void and confer no rights on the purported assignee.

11.4.	Transaction Costs. AMC shall bear all costs and expenses in connection with the preparation, negotiation, execution and performance of this Agreement.

11.5.	Taxes. Unless otherwise stated herein, charges payable by Owner and specified in or relating to this Agreement are exclusive of taxes, which will be added and shall be payable by the Owner in accordance with the Law applicable from time to time upon receipt of an appropriate invoice; provided, however, that nothing in this Agreement will require Owner to pay any tax with respect to the income of AMC or any Management Fee paid to AMC.

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11.6.	Notices and Communications.

(a)	All notices, requests, demands, claims and other communications required or permitted to be delivered, given or otherwise provided under this Agreement must be in writing and must be delivered, given or otherwise provided: (i) by hand (in which case, it will be effective upon delivery); (ii) by electronic mail (in which case, it will be effective upon receipt of confirmation of good transmission if such confirmation is received prior to 5:00 p.m. on a Business Day or, if received after such time, on the first Business Day following such receipt of confirmation); or (iii) by overnight delivery by a nationally recognized courier service (in which case, it will be effective on the Business Day immediately following receipt by such courier service), in each case, addressed as set forth below:

If to Owner:

Muvico, LLC

11500 Ash Street
Leawood, Kansas 66211

Attention: SVP Development
email: 0411-LeaseAdministration@amctheatres.com

with a copy to:

Muvico, LLC

11500 Ash Street
Leawood, Kansas 66211

Attention: General Counsel
email: 0411-Legal@amctheatres.com

If to AMC:

American Multi-Cinema, Inc.

11500 Ash Street
Leawood, Kansas 66211

Attention: SVP Development
email: 0411-LeaseAdministration@amctheatres.com

with a copy to:

American Multi-Cinema, Inc.

11500 Ash Street
Leawood, Kansas 66211

Attention: General Counsel
email: 0411-Legal@amctheatres.com

(b)	Each Party may specify an address, email address or facsimile number different than that set forth by giving notice in accordance herewith to the other Party.

11.7.	Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. In the event that any provision hereof would, under applicable Law, be invalid or unenforceable in any respect, each Party hereto intends that such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with applicable Law.

11.8.	Amendments, Waivers and Remedies.

(a)	No amendment or waiver of any provision of this Agreement will be valid and binding unless it is in writing and signed, in the case of an amendment, by each of the Parties hereto, or in the case of a waiver, by the Party against whom the waiver is to be effective; provided that any amendment, waiver, termination, consent or other modification (any of the foregoing, a “Modification”) to this Agreement shall be ineffective and void ab initio to the extent such Modification would violate the Debt Documentation.

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(b)	No waiver by any Party of any breach or violation of, or default under or inaccuracy in, any representation, warranty or covenant hereunder, whether intentional or not, will extend to any prior or subsequent breach or violation of, or default under or inaccuracy in, any such representation, warranty or covenant or affect in any way any rights arising by virtue of any such prior or subsequent occurrence. No delay or omission on the part of any Party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.

11.9.	Confidentiality.

(a)	The Parties, including their respective officers, directors and employees, shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to:

(i)	the provisions of this Agreement, or any document entered into pursuant to this Agreement;

(ii)	the negotiations relating to this Agreement;

(iii)	the provision of the Services or the operations of the Theatres; and/or

(iv)	the other Party, or its businesses, operations, assets, liabilities, financial condition, trade secrets, or results of operations.

(b)	The foregoing restrictions shall not apply to prevent the use or disclosure of any confidential information if the relevant use or disclosure:

(i)	is required by applicable Law or any Governmental Authority of competent jurisdiction, subject to the condition that the disclosing Party will provide notice of such requirement to the non-disclosing Party prior to disclosing any confidential information;

(ii)	is made to any legal, financial or other adviser, auditor, to financial creditors of the Owner (including the Holders, but in each case subject to the confidentiality obligations governing the applicable indebtedness), shareholder of the disclosing Party, subject to the condition that the Party making the disclosure shall be responsible for ensuring that such Persons comply with the restrictions herein as if they were parties to this Agreement;

(iii)	is in or becomes part of the public domain other than through an action of any Party; or

(iv)	is approved in writing in advance by the other Party.

11.10.	Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

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11.11.	Entire Agreement. This Agreement together with its Schedules constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any and all prior discussions, negotiations, proposals, undertakings, understandings and agreements, whether written or oral, with respect to such subject matter.

11.12.	No Partnership; Competition. Nothing in this Agreement or any arrangement contemplated by it shall be construed as creating a joint venture or partnership between the Parties for any purpose whatsoever. The Parties acknowledge that they each own and/or operate businesses that are competitive with businesses of the other Party and nothing in this Agreement shall prohibit or limit the conduct of such competitive businesses, including businesses that may be in competition with the Theatres.

11.13.	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Except as otherwise explicitly specified to the contrary:

(a)	the word “including” will be construed as “including without limitation;”

(b)	references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule or regulation, in each case as amended or otherwise modified from time to time;

(c)	any reference to a document is to that document as varied, amended, restated, amended and restated, modified, supplemented or replaced from time to time by agreement between the parties thereto;

(d)	the headings contained in this Agreement are for convenience purposes only and will not in any way affect the meaning or interpretation of this Agreement;

(e)	words in the singular or plural form include the other;

(f)	use of any gender includes the other genders;

(g)	any reference to writing or written shall include any modes of reproducing words in a legible and non-transitory form, including e-mail;

(h)	references to a particular Person include such Person’s Affiliates, officers, directors, employees, consultants, representatives, successors and assigns to the extent not prohibited by this Agreement;

(i)	the Schedules and Recitals hereto form part of this Agreement and shall have effect as if set out in full in the body of this Agreement, and any reference to this Agreement includes the Schedules and Recitals hereto.

11.14.	Governing Law. This Agreement, the rights of the Parties hereunder and all Proceedings arising in whole or in part under or in connection herewith, will be governed by and construed in accordance with the domestic substantive laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule that would cause the application of the laws of any other jurisdiction.

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11.15.	Arbitration. Any claim, dispute or other matter in question between the Parties arising out of or relating to this Agreement, the rights of the Parties hereunder or the breach hereof, shall be decided by arbitration in accordance with the rules of the American Arbitration Association before an arbitrator mutually selected by the Parties. If the Parties are unable to agree upon an arbitrator, one shall be appointed by the American Arbitration Association. Any arbitration shall be conducted in the Kansas City, Missouri/Kansas metropolitan area, unless the Parties mutually agree to another location. The arbitrator shall be qualified by education, training or experience as may be appropriate according to the nature of the claim, dispute or other matter in question. The foregoing agreement to arbitrate and any other agreement to arbitrate shall be specifically enforceable under the prevailing arbitration Law. The award rendered by the arbitrators shall be final, and judgment may be entered upon it in accordance with applicable Law in any court having jurisdiction. To the extent permitted by Law, by agreeing to engage in arbitration, the Parties waive their right to appeal any decision made by the arbitrator. The demand for arbitration shall be made within a reasonable time after the claim, dispute or other matter in question has arisen; and in no event shall it be made after the date when institution of legal or equitable proceedings based on such claim, dispute or other matter in question would be barred by the applicable statute of limitations. All costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with any such arbitration shall be borne in the manner which the arbitrator making the determination shall direct. AMC shall continue to perform the Management Services and Staffing Services during the pendency of any dispute and Owner shall continue to make any undisputed payments when due hereunder.

11.16.	Affiliate Transactions. In connection with the provision of the Services under this Agreement, AMC may purchase necessary goods, supplies, rights and services from or through any of its Affiliates or pursuant to arrangements covering other theatres owned or managed by AMC so long as (i) in respect of any such Affiliate transaction or series of transactions, the terms and conditions thereof are competitive with the prices and terms of goods, supplies, rights and services of like quality available from non-Affiliated third parties in an arm’s length transaction, (ii) in respect of such shared arrangements, the allocations of costs with respect thereto are fair and reasonable and, if applicable, consistent with the methodology used by AMC to allocate similar costs among the theatres it operates and (iii) there is no mark up applied to any such goods, supplies, rights and services.

11.17.	Authority; Binding Agreement. Each Party represents and warrants that:

(a)	it is a corporation, limited liability company, partnership or other entity, as applicable, duly organized, validly existing and in good standing under the laws of its jurisdiction of organization;

(b)	it has the requisite power and authority to execute, deliver and perform this Agreement;

(c)	the execution, delivery and performance by it of this Agreement has been duly and validly authorized by all necessary actions on its part;

(d)	the execution, delivery and performance by it of this Agreement does not violate any obligation it owes to any third party; and

(e)	this Agreement constitutes the legal, valid and binding obligations of such Party, enforceable against such Party in accordance with its terms.

11.18.	Further Assurances. Each Party hereto shall execute and deliver all appropriate agreements and other instruments and take such other action as may be necessary or convenient to make this Agreement fully and legally effective, binding and enforceable as between the Parties and as against third parties, or as the other Party may reasonably request.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, each of the undersigned has executed this Agreement as of the date first above written.

AMERICAN MULTI-CINEMA, INC.

By:
Name:	Sean D. Goodman
Title:	Executive Vice President, Chief Financial Officer, International and Treasurer

MUVICO, LLC

By:
Name:	Sean D. Goodman
Title:	Executive Vice President, Chief Financial Officer and Treasurer

CENTERTAINMENT DEVELOPMENT, LLC

By:
Name:	Sean D. Goodman
Title:	President, Chief Financial Officer and Treasurer

[Signature Page to Management Services Agreement]

SCHEDULE I

Certain Defined Terms

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Available Cash” means, as at any date of determination, the aggregate cash balance held by AMC for the account of CDL or Owner, less: (i) all accounts payable of each Theatre, (ii) the estimated operating expenses for each Theatre for one (1) month; (iii) the estimated cost of any approved capital expenditures reasonably expected to be incurred within 60 days of the date of determination; and (iv) the Minimum Reserve.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for business in Leawood, Kansas.

“Debt Documentation” means (i) with respect to the Term Loans, the Term Loan Credit Agreement, and (ii) with respect to the Notes, the Notes Indenture.

“Discharge of Owner Indebtedness” means the satisfaction and discharge in full of all principal, interest, fees, costs, expenses, premiums and other debts and liabilities owing by Owner with respect to the Notes and the Term Loans or otherwise under the Debt Documentation.

“Fiscal Quarter” means each of the four quarters into which the Fiscal Year is divided for AMC financial reporting purposes.

“Fiscal Year” means the fiscal year of AMC.

“Force Majeure” means, any event relating to the Theatres that arise from or is attributable to acts, events, omissions or accidents beyond the reasonable control of the Parties, such as acts of God, war, hostilities, riot, fire, explosion, accident, flood, pandemic, sabotage, lack of adequate fuel, power, raw materials, transportation or labor strike, injunction, compliance with governmental laws, regulations or orders, breakage or failure of machinery or apparatus, or any other similar cause which is beyond the control of the affected Party.

“GAAP” means generally accepted accounting principles in the United States, as modified from time to time.

“Governmental Authority” means any United States federal, state or local government or any foreign government, or any political subdivision thereof, any multinational organization or authority or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal, or any department, bureau or division thereof, or any arbitrator or arbitral body.

[Schedule I to Management Services Agreement]

“Gross Revenues” means, for any period, all revenues of all Theatres, including those from movie ticket, concessions and merchandise sales for such period net of sales taxes payable in connection with the foregoing. Gross Revenues will not include: (i) complimentary passes or rain checks; (ii) all sums or credits received in settlement of claims for loss or damage to merchandise; (iii) any exchange of merchandise between theatres where such exchange is made solely for the convenient operation of a Theatre and not for the purpose of consummating a sale made in, at or from such Theatre; (iv) cash or credit refunds to patrons on transactions otherwise included in Gross Revenues; (v) sales of machinery and equipment after use thereof in the operation of a Theatre; (vi) sales by any subtenant, licensee or any other Person permitted by Owner to use the premises; (vii) the amount of any discount on sales to employees; (viii) subleasing revenues; (ix) sales of gift cards; memberships, subscriptions, or gift certificates; and (x) revenues generated from Reserved Operations.

“Holder” means any holder or beneficial owner of a Note and/or a Term Loan.

“Law” means any United States federal, state or local, or any foreign, law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority, or any license, franchise, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

“Management Services” means except for the Staffing Service, all management and operational services, for (i) the day-to-day operation of the Theatres in the ordinary course consistent with the management of AMC’s other theatres or as otherwise necessary to such operations, and (ii) the general operation, supervision and management of Owners and CDL as commercial enterprises (the “General Management Services”), including:

(a)	unless related to the Reserved Operations, the day-to-day management and administrative operations of the Theatres including those set forth on Schedule III;

(b)	the provision of any and all corporate office employees as may be necessary for the supervision and direction of the day-to-day management and administrative operations of the Theatres; and

(c)	with respect to General Management Services,

i.	services relating to the development of budgets;

ii.	services relating to the financial affairs of Owner and CDL, including tax compliance and planning, book and record keeping, financial reporting (including without limitation, the generation and dissemination of all reports and other information required under the Debt Documentation, or otherwise, in connection with indebtedness of Owner and/or CDL), accounting, accounts payable and payroll services, and general financial planning and management;

iii.	services relating to the administration of, and exercise of rights and satisfaction of obligations under, this Agreement, including in respect of the Approved Budget;

iv.	services relating to audit and compliance;

v.	human resources services and benefits administration;

vi.	legal services, including those in connection with legal claims and insurance and any other legal services required for operation of CDL’s or the Owner’s business, including with respect to transactional matters, financing matters, Securities and Exchange Commission and New York Stock Exchange matters, earnings / investor relations matters, corporate secretary matters, and other relevant legal matters;

[Schedule I to Master Services Agreement]

vii.	information technology services;

viii.	services relating to treasury and cash management requirements (including without limitation, satisfying the requirements relating to the indebtedness relating to the Debt Documentation and general satisfaction of debt service obligations);

ix.	tax services, including administration of taxes and tax filing;

x.	services relating supply chain management, facilities management and construction services;

xi.	services relating to marketing, content procurement and management,

xii.	services relating to physical and digital security;

xiii.	services relating to loss prevention;

xiv.	such other general administration and overhead services as may be reasonably necessary for the ordinary course operation of CDL and Owners and their respective businesses; and

xv.	such other additional services as may be agreed in writing between AMC and Owner from time to time during the Term.

and, in each case, including any services, functions or responsibilities not specifically described herein, but which are inherently required or necessary for the proper performance and delivery of such services.

“Note” means the Owner’s 6.00%/8.00% Cash/PIK Toggle Senior Secured Exchangeable Notes due 2030 issued under the Notes Indenture.

“Notes Indenture” means that certain Indenture, dated as of July 22, 2024, among Owner, CDL, the guarantors party thereto from time to time and GLAS Trust Company LLC, as trustee and collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Person” means any individual or corporation, association, partnership, limited liability company, joint venture, joint stock or other company, business trust, trust, organization, governmental or regulatory body or authority or other entity of any kind.

“Proceeding” means any action, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at Law or in equity, whether civil or criminal), controversy, assessment, arbitration, investigation, hearing, charge, complaint, demand, notice or proceeding to, from, by or before any Governmental Authority.

[Schedule I to Master Services Agreement]

“Reserved Operations” means those operations at a Theatre that are specifically reserved and not covered by this Agreement and are covered by separate agreements between Owner and AMC or an Affiliate of AMC. As to specific Theatres the Reserved Operations shall be as follows:

(a)	as to those Theatres listed on Schedule II-A, there shall be no Reserved Operations;

(b)	as to those Theatres listed on Schedule II-B, the sale and service of alcoholic beverages shall be Reserved Operations; and

(c)	as to those Theatres listed on Schedule II-C, the sale and service of all food and beverage products, including alcoholic beverages, shall be Reserved Operations.

“Services” means the Management Services, the Staffing Services and, to the extent provided, the Extraordinary Services.

“Staffing Services” means the recruitment, employment, training and supervision by AMC or a third party acting on behalf or at the direction of AMC of such employees as are reasonably necessary to enable AMC to provide the Management Services, including responsibility for the oversight of all everyday human resources issues relating to the Theatres, including any services, functions or responsibilities not specifically described herein, but which are inherently required or necessary for the proper performance and delivery of such services. Staffing Services includes responsibility for all issues with respect to compensation, fringe benefits, employment duration, the assignment of duties, negotiations and settlements with any labor disputes, procuring and maintaining adequate workers’ compensation insurance as may be required by Law, collection and remitting of payroll taxes and the filing of any tax returns as are required with respect to such taxes.

“Term Lenders” has the meaning set forth in the definition of “Term Loan Credit Agreement”.

“Term Loan Credit Agreement” means that certain Credit Agreement, dated as of July 22, 2024, among the Owner, as a borrower, AMC Entertainment Holdings, Inc., a Delaware corporation, as a borrower, the lenders from time to time party thereto (the “Term Lenders”) and Wilmington Savings Fund Society, FSB, as administrative agent and as collateral agent, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Term Loans” means the “Loans” under and as defined in the Term Loan Credit Agreement.

[Schedule I to Master Services Agreement]